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                                                                   EXHIBIT 23(2)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Arrow Electronics, Inc. of our report dated January 19, 1994, which appears on page 15 of the Anthem Electronics, Inc. 1993 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 21 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.

PRICE WATERHOUSE LLP

San Jose, California
September 26, 1994